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                                                                EXHIBIT(1)(5)(K)

                  ESTATE TAX WAIVER OF SURRENDER CHARGE RIDER

The Benefit This Rider Provides - If there is no estate tax after December 31, 2010, as defined below, you may elect to surrender your policy and we will waive any Surrender Charge associated with the Face Amount in effect on the Policy Date. In such case, both this rider and the policy will end.

What We Mean By "No Estate Tax" - By "No Estate Tax", we mean there is no Federal Estate Tax for the estates of persons dying after the Option Date.

Option Date - The Option Date is December 31, 2010.

When To Elect This Benefit - Your election must be timely. It will be timely if we receive it at the address shown below within 60 days after the Option Date.

How To Elect This Benefit - In order to elect this benefit, you must do the following:

 . Complete and sign a written request to elect this benefit. You may call us at our toll free telephone number (800) 800-7681, Client Services Department, to request an election form; and

 .  Mail your election to:
   Pacific Life Insurance Company
   Life Division
   Attn:  Client Services Estate Tax Desk
   700 Newport Center Drive
   Newport Beach, CA 92660

It may be to your benefit to retain proof of delivery. Such proof may, for example, consist of sending the election by US Postal Service Certified Mail with Return Receipt Requested. Proof of delivery will provide you with evidence of the date we received the election.

Effective Date - This rider is effective on the Policy Date unless otherwise stated.

When This Rider Ends - This rider will end on the earliest of:

 . lapse or termination of the policy; or . 60 days after December 31, 2010.

General Conditions - This rider is part of the policy to which it is attached. All terms of the policy that do not conflict with this rider's terms apply to this rider.

Signed for Pacific Life Insurance Company at our Home Office, 700 Newport Center Drive, Newport Beach, California 92660.

     /s/ Thomas C. Sutton                        /s/ Audrey L. Milfe

     Chairman and Chief Executive Officer        Secretary